Preliminary Pricing Supplement No. 19,345 Registration Statement Nos. 333-293641; 333-293641-01 Dated October 6, 2026 Filed Pursuant to Rule 424(b)(2)

Morgan Stanley Finance LLC Trigger Autocallable Notes Linked to the Russell 2000® Index due October 14, 2031

Fully and Unconditionally Guaranteed by Morgan Stanley

Principal at Risk Securities

Investment Description

These Trigger Autocallable Notes (the “Securities”) are unsecured and unsubordinated debt obligations of Morgan Stanley Finance LLC (“MSFL”) and are fully and unconditionally guaranteed by Morgan Stanley. The Securities provide returns based on the performance of the Russell 2000® Index (the “Underlying”). Beginning after one year, if the closing level of the Underlying on any quarterly Observation Date beginning October 18, 2027 (including the Final Observation Date) is equal to or greater than the Initial Level, MSFL will automatically call the Securities and pay the principal amount of the Securities plus a Call Return that will vary depending on the Observation Date and will reflect a fixed Call Return Rate on a per-annum basis. If the Securities are not automatically called and the Final Level is less than the Initial Level but greater than or equal to the Downside Threshold, MSFL will pay you the principal amount at maturity. However, if the Final Level is less than the Downside Threshold, MSFL will pay you significantly less than the full principal amount, if anything, at maturity, resulting in a loss on your principal amount that is proportionate to the full decline in the level of the Underlying from the Trade Date to the Final Observation Date. Investors will not participate in any appreciation of the Underlying. These long-dated Securities may be appropriate for investors who are willing to risk their entire principal at maturity and are willing to forgo current income in exchange for the possibility of receiving the Call Return prior to or at maturity, if the closing level of the Underlying is at or above the Initial Level as of one of the quarterly Observation Dates (beginning after one year), and, if the Securities have not been called, in exchange for a contingent repayment of principal, but only if the Final Level has not declined below the Downside Threshold. Investing in the Securities involves significant risks. You may lose a significant portion or all of your principal amount. Generally, the higher the Call Return Rate for the Securities, the greater the risk of loss on those Securities. The Downside Threshold is observed only on the Final Observation Date and the contingent downside market exposure applies at maturity; if you are able to sell the Securities prior to maturity, you may receive substantially less than the principal amount even if the level of the Underlying is greater than the Downside Threshold at the time of sale.

All payments are subject to our credit risk. If we default on our obligations, you could lose some or all of your investment. These Securities are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

Features	Key Dates*

❑Automatically Callable: Beginning after one year, MSFL will automatically call the Securities and pay you the principal amount plus a Call Return if the Observation Date Closing Level on any quarterly Observation Date beginning October 18, 2027 (including the Final Observation Date) is equal to or greater than the Initial Level, and no further payments will be made on the Securities. The Call Return will vary depending on the Observation Date and will reflect a fixed Call Return Rate on a per-annum basis. If the Securities are not called, investors will have the potential for downside equity market risk at maturity.

❑Contingent Downside Market Exposure: If the Securities have not been called and the Final Level is less than the Initial Level but equal to or greater than the Downside Threshold, MSFL will pay you the principal amount per Security at maturity. However, if the Final Level is less than the Downside Threshold, MSFL will repay significantly less than the principal amount, if anything, at maturity, resulting in a loss on your principal amount that is proportionate to the full decline in the level of the Underlying from the Trade Date to the Final Observation Date. The Downside Threshold is observed only on the Final Observation Date and the contingent downside market exposure applies at maturity; if you are able to sell the Securities prior to maturity, you may receive substantially less than the principal amount even if the level of the Underlying is greater than the Downside Threshold at the time of sale. Any payment on the Securities is subject to our creditworthiness.

	Trade Date	October 9, 2026
	Settlement Date	October 14, 2026
	Observation Dates	Quarterly, beginning October 18, 2027
See “Call Returns and Observation Dates” on page 6 for details.
	Final Observation Date**	October 9, 2031
	Maturity Date**	October 14, 2031

* Expected. In the event that we make any change to the expected Trade Date and Settlement Date, we may change the Observation Dates, the Final Observation Date and/or the Maturity Date so that the stated term of the Securities remains the same.

** Subject to postponement in the event of a market disruption event or for non-index business days. See “Postponement of Determination Dates” in the accompanying product supplement.

NOTICE TO INVESTORS: THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE SECURITIES DO NOT GUARANTEE THE REPAYMENT OF THE FULL PRINCIPAL AMOUNT AT MATURITY, AND THE SECURITIES CAN HAVE DOWNSIDE MARKET RISK SIMILAR TO THE UNDERLYING. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING OUR DEBT OBLIGATIONS. YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES. THE SECURITIES WILL NOT BE LISTED ON ANY SECURITIES EXCHANGE.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 8 BEFORE PURCHASING ANY SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES. YOU MAY LOSE A SIGNIFICANT PORTION OR ALL OF YOUR PRINCIPAL AMOUNT.

Security Offering

We are offering the Trigger Autocallable Notes linked to the Russell 2000® Index. The actual Initial Level, Downside Threshold and Call Return Rate will be determined on the Trade Date. The Securities are offered at a minimum investment of $1,000 in denominations of $10 and integral multiples thereof.

Underlying	Call Return Rate*	Initial Level	Downside Threshold	CUSIP	ISIN
Russell 2000® Index	9.00% to 9.60% per annum		75% of the Initial Level	61780K830	US61780K8302

*The actual Call Return Rate will be determined on the Trade Date. If the Securities are called, the Call Price will be a fixed amount based on the Call Return with respect to each Observation Date. See “Call Returns and Observation Dates” on page 6. The actual Call Return Rate will be set on the Trade Date.

See “Additional Information about Morgan Stanley, MSFL and the Securities” on page 2. The Securities will have the terms set forth in the accompanying prospectus, tax supplement and product supplement and this preliminary pricing supplement.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Securities or passed upon the adequacy or accuracy of this preliminary pricing supplement or the accompanying product supplement, tax supplement or prospectus. Any representation to the contrary is a criminal offense. The Securities are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

Estimated value on the Trade Date	Approximately $9.603 per Security, or within $0.40 of that estimate. See “Additional Information about Morgan Stanley, MSFL and the Securities” on page 2.
	Price to Public	Underwriting Discount(1)	Proceeds to Us(2)
Per Security	$10	$0.25	$9.75
Total	$	$	$

(1)UBS Financial Services Inc., acting as dealer, will receive from Morgan Stanley & Co. LLC, the agent, a fixed sales commission of $0.25 for each Security it sells. For more information, please see “Supplemental Plan of Distribution; Conflicts of Interest” beginning on page 18 of this preliminary pricing supplement.

(2)See “Use of Proceeds and Hedging” on page 18.

The agent for this offering, Morgan Stanley & Co. LLC (“MS & Co.”), is our affiliate and a wholly owned subsidiary of Morgan Stanley. See “Supplemental Plan of Distribution; Conflicts of Interest” beginning on page 18 of this preliminary pricing supplement.

Morgan Stanley   UBS Financial Services Inc.

Additional Information about Morgan Stanley, MSFL and the Securities

Morgan Stanley and MSFL have filed a registration statement (including a prospectus, as supplemented by a product supplement, an index supplement and a tax supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the product supplement, the index supplement, tax supplement and any other documents relating to this offering that Morgan Stanley and MSFL have filed with the SEC for more complete information about Morgan Stanley, MSFL and this offering. You may get these documents for free by visiting EDGAR on the SEC website at.www.sec.gov. Alternatively, Morgan Stanley, MSFL, any underwriter or any dealer participating in this offering will arrange to send you the prospectus, the index supplement, the product supplement and the tax supplement if you so request by calling toll-free 1-(800)-584-6837.

You may access the accompanying product supplement, index supplement, tax supplement and prospectus on the SEC website at.www.sec.gov as follows:

♦Product supplement for auto-callable securities dated April 8, 2026:
https://www.sec.gov/Archives/edgar/data/895421/000095010326005464/dp244203_424b2-psautocallsec.htm

♦Index supplement dated April 8, 2026:
https://www.sec.gov/Archives/edgar/data/895421/000095010326005457/dp244875_424b2-indexsupp.htm

♦Tax supplement dated April 8, 2026:

https://www.sec.gov/Archives/edgar/data/895421/000095010326005451/dp244874_424b2-sats.htm

♦Prospectus dated April 8, 2026:
https://www.sec.gov/Archives/edgar/data/895421/000095010326005450/dp244347_424b2-basepro.htm

References to “MSFL” refer only to MSFL, references to “Morgan Stanley” refer only to Morgan Stanley and references to “we,” “our” and “us” refer to MSFL and Morgan Stanley collectively. In this document, the “Securities” refers to the Trigger Autocallable Notes that are offered hereby. Also, references to the accompanying “prospectus,” “index supplement” “product supplement” and “tax supplement” mean the prospectus filed by MSFL and Morgan Stanley dated April 8, 2026, the index supplement filed by MSFL and Morgan Stanley dated April 8, 2026, the product supplement for auto-callable securities filed by MSFL and Morgan Stanley dated April 8, 2026 and the tax supplement filed by MSFL and Morgan Stanley dated April 8, 2026, respectively.

You should rely only on the information incorporated by reference or provided in this preliminary pricing supplement or the accompanying product supplement, index supplement, tax supplement and prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these Securities in any state where the offer is not permitted. You should not assume that the information in this preliminary pricing supplement or the accompanying product supplement, index supplement, tax supplement and prospectus is accurate as of any date other than the date on the front of this document.

The Issue Price of each Security is $10. This price includes costs associated with issuing, selling, structuring and hedging the Securities, which are borne by you, and, consequently, the estimated value of the Securities on the Trade Date will be less than $10. We estimate that the value of each Security on the Trade Date will be approximately $9.603, or within $0.40 of that estimate. Our estimate of the value of the Securities as determined on the Trade Date will be set forth in the final pricing supplement.

What goes into the estimated value on the Trade Date?

In valuing the Securities on the Trade Date, we take into account that the Securities comprise both a debt component and a performance-based component linked to the Underlying. The estimated value of the Securities is determined using our own pricing and valuation models, market inputs and assumptions relating to the Underlying, instruments based on the Underlying, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the Securities?

In determining the economic terms of the Securities, including the Call Return Rate and the Downside Threshold, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the Securities would be more favorable to you.

What is the relationship between the estimated value on the Trade Date and the secondary market price of the Securities?

The price at which MS & Co. purchases the Securities in the secondary market, absent changes in market conditions, including those related to the Underlying, may vary from, and be lower than, the estimated value on the Trade Date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors. However, because the costs associated with issuing, selling, structuring and hedging the Securities are not fully deducted upon issuance, for a period of up to 9 months following the Settlement Date, to the extent that MS & Co. may buy or sell the Securities in the secondary market, absent changes in market conditions, including those related to the Underlying, and to our secondary market credit spreads, it would do so based on values higher than the estimated value. We expect that those higher values will also be reflected in your brokerage account statements.

MS & Co. currently intends, but is not obligated, to make a market in the Securities, and, if it once chooses to make a market, may cease doing so at any time.

Investor Suitability
The Securities may be suitable for you if:	The Securities may not be suitable for you if:

♦You fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment in the Securities.

♦You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that may have the same downside market risk as the Underlying.

♦You understand and accept the risks associated with the Underlying.

♦You believe the Underlying will close at or above the Initial Level on one of the Observation Dates (beginning after one year) or will close at or above the Downside Threshold on the Final Observation Date.

♦You understand and accept that you will not participate in any appreciation in the level of the Underlying and that your potential return is limited to the applicable Call Return.

♦You can tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations of the Underlying.

♦You are willing to invest in the Securities based on the Downside Threshold specified on the cover hereof.

♦You would be willing to invest in the Securities if the Call Return Rate were set equal to the bottom of the range specified on the cover hereof (the actual Call Return Rate will be set on the Trade Date).

♦You do not seek current income from this investment and are willing to forgo dividends paid on the constituent stocks of the Underlying.

♦You are willing to invest in securities that may be called early and you are otherwise willing to hold such securities to maturity, as set forth on the cover page of this preliminary pricing supplement.

♦You accept that there may be little or no secondary market for the Securities and that any secondary market will depend in large part on the price, if any, at which MS & Co. is willing to trade the Securities.

♦You are willing to assume our credit risk for all payments under the Securities, and understand that we default on our obligations you may not receive any amounts due to you and could lose your entire investment.

♦You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment in the Securities.

♦You cannot tolerate a loss of all or a substantial portion of your investment, and are unwilling to make an investment that may have the same downside market risk as the Underlying.

♦You require an investment designed to provide a full return of principal at maturity.

♦You do not understand and accept the risks associated with the Underlying.

♦You believe that the level of the Underlying will decline during the term of the Securities and is likely to close below the Downside Threshold on the Final Observation Date, exposing you to the full decline in the Underlying.

♦You seek an investment that participates in the full appreciation in the level of the Underlying or that has unlimited return potential.

♦You cannot tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations of the Underlying.

♦You are unwilling to invest in the Securities based on the Downside Threshold specified on the cover hereof.

♦You would be unwilling to invest in the Securities if the Call Return Rate were set equal to the bottom of the range specified on the cover hereof (the actual Call Return Rate will be set on the Trade Date).

♦You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings.

♦You seek current income from this investment or prefer to receive the dividends paid on the constituent stocks of the Underlying, if any.

♦You are unable or unwilling to hold securities that may be called early, or you are otherwise unable or unwilling to hold such securities to maturity, as set forth on the cover page of this preliminary pricing supplement, or you seek an investment for which there will be an active secondary market.

♦You are not willing to assume our credit risk for all payments under the Securities.

The investor suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review carefully the sections entitled “Key Risks” beginning on page 8 of this preliminary pricing supplement, “Risk Factors” beginning on page 7 of the accompanying prospectus and page S-38 of the accompanying product supplement for risks related to an investment in the Securities and “Risk Factors” beginning on page 4 of the accompanying tax supplement. For additional information about the Underlying, see the information set forth under “The Russell 2000® Index” on page 15.

Terms
Issuer	Morgan Stanley Finance LLC
Guarantor	Morgan Stanley
Issue Price	$10.00 per Security. The Securities are offered at a minimum investment of 100 Securities.
Underlying	Russell 2000® Index
Principal Amount	$10.00 per Security
Term	5 years, unless called earlier
Automatic Call Feature

The Securities will be called automatically if the Observation Date Closing Level on any Observation Date (beginning after one year), including the Final Observation Date, is equal to or greater than the Initial Level.

If the Securities are called, MSFL will pay you on the related Call Settlement Date a Call Price per Security calculated as follows (see “Call Returns and Observation Dates” on page 6):

$10 + ($10 x Call Return)

After the Securities have been called, no further payments will be made on the Securities.

Call Return and Call Return Rate

The Call Return varies depending on the Observation Date and increases the longer the Securities are outstanding.  The Call Return is based on a Call Return Rate of 9.00% to 9.60% per annum. The actual Call Return Rate will be set on the Trade Date.

See “Call Returns and Observation Dates” on page 6.

Trade Date	October 9, 2026
Settlement Date	October 14, 2026
Observation Dates	Quarterly, beginning October 18, 2027. See “Call Returns and Observation Dates” on page 6.
Final Observation Date	October 9, 2031*
Maturity Date	October 14, 2031*
Call Settlement Dates	See “Call Returns and Observation Dates” on page 6. The Call Settlement Date with respect to the Final Observation Date will be the Maturity Date.
* Subject to postponement in the event of a Market Disruption Event or for non-Index Business Days. See “Postponement of Determination Dates” in the accompanying product supplement.

Payment at Maturity (per Security)

If the Securities are not automatically called prior to or on the Maturity Date, MSFL will pay you a cash payment on the Maturity Date based on the Final Level, as follows:

If the Securities are not called prior to or on the Maturity Date, and the Final Level is less than the Initial Level but equal to or greater than the Downside Threshold, MSFL will pay you the $10 principal amount.

If the Securities are not called prior to or on the Maturity Date, and the Final Level is less than the Downside Threshold, MSFL will pay you an amount per Security calculated as follows:

$10 × (1 + Underlying Return)

In this case, you will lose a significant portion and could lose all of the principal amount in an amount proportionate to the full decline of the Underlying from the Trade Date to the Final Observation Date.

Observation Date Closing Level	The Closing Level of the Underlying on any Observation Date.
Underlying Return	Final Level – Initial Level Initial Level

Initial Level	, which is the Closing Level of the Underlying on the Trade Date.
Final Level	The Closing Level of the Underlying on the Final Observation Date.
Downside Threshold	75% of the Initial Level
Trustee	The Bank of New York Mellon
Calculation Agent	MS & Co.

Investing in the Securities involves significant risks. You may lose YOUR ENTIRE principal amount. Any payment on the Securities is subject to OUR creditworthiness. If WE were to default on OUR payment obligations, you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

Call Returns and Observation Dates

Observation Date	Call Settlement Date / Maturity Date**	Call Return (Assuming a Call Return Rate of 9.00% per annum)***	Call Price (per $10 of Securities)
10/18/2027	10/20/2027	9.00%	$10.90
1/10/2028	1/12/2028	11.25%	$11.125
4/10/2028	4/12/2028	13.50%	$11.35
7/10/2028	7/12/2028	15.75%	$11.575
10/9/2028	10/11/2028	18.00%	$11.80
1/9/2029	1/11/2029	20.25%	$12.025
4/9/2029	4/11/2029	22.50%	$12.25
7/9/2029	7/11/2029	24.75%	$12.475
10/9/2029	10/11/2029	27.00%	$12.70
1/9/2030	1/11/2030	29.25%	$12.925
4/9/2030	4/11/2030	31.50%	$13.15
7/9/2030	7/11/2030	33.75%	$13.375
10/9/2030	10/11/2030	36.00%	$13.60
1/9/2031	1/13/2031	38.25%	$13.825
4/9/2031	4/14/2031	40.50%	$14.05
7/9/2031	7/11/2031	42.75%	$14.275
10/9/2031 (the Final Observation Date)*	10/14/2031 (the Maturity Date)*	45.00%	$14.50

* Subject to postponement in the event of a market disruption event or for non-index business days. See “Postponement of Determination Dates” in the accompanying product supplement.

** If, due to a market disruption event or otherwise, any Observation Date (including the Final Observation Date) is postponed so that it falls less than two business days prior to the scheduled Call Settlement Date, the Call Settlement Date or Maturity Date, as applicable, will be postponed to the second business day following that Observation Date as postponed.

*** If the Securities are called following any Observation Date, the Call Price will be a fixed amount based on the Call Return with respect to each Observation Date, as specified above, regardless of the actual number of days during such period. The actual Call Return Rate will be set on the Trade Date.

Investment Timeline

The Initial Level and Downside Threshold are determined and the Call Return Rate is set.

Beginning after one year, the Securities will be called automatically if the Observation Date Closing Level on any Observation Date (beginning after one year) (including the Final Observation Date) is equal to or greater than the Initial Level.

If the Securities are called, MSFL will pay you a Call Price per Security calculated as follows:

$10 + ($10 x Call Return)

After the Securities are called, no further payments will be made on the Securities.

The Final Level is determined as of the Final Observation Date.

If the Securities are not automatically called prior to or on the Maturity Date and the Final Level is equal to or greater than the Downside Threshold but below the Initial Level, MSFL will pay you the $10 principal amount.

If the Securities are not automatically called prior to or on the Maturity Date and the Final Level is less than the Downside Threshold, MSFL will pay you an amount calculated as follows:

$10 × (1+ Underlying Return)

This will be less than the $10 principal amount by an amount proportionate to the full negative Underlying Return, and you could lose your entire investment.

Key Risks

An investment in the Securities involves significant risks. The material risks that apply to the Securities are summarized here, but we urge you to also read the “Risk Factors” section of the accompanying prospectus, tax supplement and product supplement. You should also consult your investment, legal, tax, accounting and other advisers before you invest in the Securities.

Risks Relating to an Investment in the Securities

♦The Securities do not pay interest or guarantee the return of any principal. The terms of the Securities differ from those of ordinary debt securities in that the Securities do not pay interest or guarantee the return of any of the principal amount at maturity. In addition, while the Securities will generally offer the possibility of a higher return if the Securities are automatically called than the potential return payable on our ordinary debt securities with a similar maturity, this higher return potential reflects the risk that you may not receive a positive return on the Securities and may lose a significant portion or all of your investment if the Securities have not been called prior to maturity and if the Final Level is less than the Downside Threshold. In this case, you will be exposed to the full negative Underlying Return, and MSFL will pay you an amount at maturity that is significantly less than the $10 principal amount, resulting in a loss proportionate to the full decline of the Underlying over the term of the Securities. You could lose your entire principal amount.

♦The appreciation potential of the Securities is limited by the fixed Call Returns specified for each Observation Date. The appreciation potential of the Securities is limited to the fixed Call Returns specified for each Observation Date if the Underlying closes at or above the Initial Level on any Observation Date (beginning after one year), including the Final Observation Date, and you will not participate in any appreciation of the Underlying, which could be significant. If the Securities are not previously called and the Final Level is less than the Downside Threshold, you will be fully exposed to the decline in the level of the Underlying from the Trade Date to the Final Observation Date, and you will lose a significant portion or all of your investment.

♦You may incur a loss on your investment if you sell your Securities prior to maturity. The Downside Threshold is observed only on the Final Observation Date and the contingent downside market exposure applies at maturity. If you are able to sell your Securities in the secondary market prior to maturity, you may have to sell them at a loss relative to your initial investment even if the level of the Underlying is above the Downside Threshold at that time.

♦Early redemption risk. The term of your investment in the Securities may be limited to as short as approximately one year by the automatic call feature of the Securities. If the Securities are called prior to maturity, you will not receive any further payments on the Securities and you may be forced to invest in a lower interest rate environment and may not be able to reinvest at comparable terms or for similar returns. Generally, the longer the Securities have been outstanding, the less likely it is that they will be automatically called, because the level of the Underlying will necessarily have declined from the Initial Level if the Securities were not called following an Observation Date, and there will be less time remaining until maturity in which the level of the Underlying can recover.

♦No interest payments. You will not receive any interest payments during the term of the Securities.

♦The Securities are subject to our credit risk, and any actual or anticipated changes to our credit ratings or our credit spreads may adversely affect the market value of the Securities. You are dependent on our ability to pay all amounts due on the Securities, if any, and any payments upon an automatic call or at maturity, and therefore you are subject to our credit risk. If we default on our obligations under the Securities, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the Securities prior to maturity will be affected by changes in the market’s view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in our credit spreads charged by the market for taking our credit risk is likely to adversely affect the market value of the Securities.

♦As a finance subsidiary, MSFL has no independent operations and will have no independent assets. As a finance subsidiary, MSFL has no independent operations beyond the issuance and administration of its securities and will have no independent assets available for distributions to holders of MSFL securities if they make claims in respect of such securities in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders will be limited to those available under the related guarantee by Morgan Stanley and that guarantee will rank pari passu with all other unsecured, unsubordinated obligations of Morgan Stanley. Holders will have recourse only to a single claim against Morgan Stanley and its assets under the guarantee. Holders of securities issued by MSFL should accordingly assume that in any such proceedings they would not have any priority over and should be treated pari passu with the claims of other unsecured, unsubordinated creditors of Morgan Stanley, including holders of Morgan Stanley-issued securities.

♦The market price of the Securities may be influenced by many unpredictable factors. Several factors, many of which are beyond our control, will influence the value of the Securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the Securities in the secondary market. Although we expect that generally the closing level of the Underlying on any day will affect the value of the Securities more than any other single factor, other factors that may influence the value of the Securities include:

othe volatility (frequency and magnitude of changes in value) of the Underlying,

ointerest and yield rates in the market,

otime remaining until the Securities mature,

ogeopolitical conditions and economic, financial, political, regulatory or judicial events that affect the Underlying or equities markets generally and which may affect the Observation Date Closing Levels or Final Level, oany actual or anticipated changes in our credit ratings or credit spreads.

Some or all of these factors will influence the terms of the Securities at the time of issuance and the price that you will receive if you are able to sell your Securities prior to maturity, as the Securities are comprised of both a debt component and a performance-based component linked to the Underlying, and these are the types of factors that also generally affect the values of debt securities and derivatives linked to the Underlying. The level of the Underlying may be, and has recently been, volatile, and we can give you no assurance that the volatility will lessen. See “The Russell 2000® Index” below. You may receive less, and possibly significantly less, than the principal amount per Security if you try to sell your Securities prior to maturity.

♦Investing in the Securities is not equivalent to investing in the Underlying or the stocks composing the Underlying. Investing in the Securities is not equivalent to investing in the Underlying or the stocks that constitute the Underlying. Investors in the Securities will not participate in any appreciation of the Underlying, and will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the stocks that constitute the Underlying. Additionally, the Underlying is not a “total return” index, which, in addition to reflecting the market prices of the stocks that constitute the Underlying, would also reflect dividends paid on such stocks. The return on the Securities will not include such a total return feature.

♦The Securities will not be listed on any securities exchange and secondary trading may be limited. The Securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the Securities. MS & Co. currently intends, but is not obligated, to make a market in the Securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Securities easily. Because we do not expect that other broker-dealers will participate significantly in the secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were to cease making a market in the Securities, it is likely that there would be no secondary market for the Securities. Accordingly, you should be willing to hold your Securities to maturity.

♦The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the Securities in the Issue Price reduce the economic terms of the Securities, cause the estimated value of the Securities to be less than the Issue Price and will adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the Securities in secondary market transactions will likely be significantly lower than the Issue Price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the Issue Price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the Securities in the Issue Price and the lower rate we are willing to pay as issuer make the economic terms of the Securities less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the Securities are not fully deducted upon issuance, for a period of up to 9 months following the Settlement Date, to the extent that MS & Co. may buy or sell the Securities in the secondary market, absent changes in market conditions, including those related to the Underlying, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

♦The estimated value of the Securities is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price. These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the Securities than those generated by others, including other dealers in the market, if they attempted to value the Securities. In addition, the estimated value on the Trade Date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your Securities in the secondary market (if any exists) at any time. The value of your Securities at any time after the date of this preliminary pricing supplement will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “The market price of the Securities may be influenced by many unpredictable factors” above.

♦Hedging and trading activity by our affiliates could potentially adversely affect the value of the Securities. One or more of our affiliates and/or third-party dealers expect to carry out hedging activities related to the Securities (and to other instruments linked to the Underlying), including trading in the Underlying. As a result, these entities may be unwinding or adjusting hedge positions during the term of the Securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the Final Observation Date approaches. Some of our affiliates also trade the Underlying and other financial instruments related to the Underlying on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the Trade Date could potentially increase the Initial Level, and, as a result, the level at or above which the Underlying must close on any of the Observation Dates (beginning after one year) for the Securities to be called, or the Downside Threshold, which, if the Securities are not called, is the level at or above which the Underlying must close on the Final Observation Date so that you do not suffer a significant loss on your initial investment in the Securities. Additionally, such hedging or trading activities during the term of the Securities could potentially affect the level of the Underlying on the Observation Dates, and, accordingly, whether the Securities are automatically called, and, if the Securities are not called, the payout to you at maturity, if any.

♦The Calculation Agent, which is an affiliate of the Issuer, will make determinations with respect to the Securities. As Calculation Agent, MS & Co. will determine the Initial Level, the Downside Threshold, the Observation Date Closing Levels, the Final Level, whether the Securities will be called following any Observation Date, whether a market disruption event has occurred and the payment that you will receive upon a call or at maturity, if any. Moreover, certain determinations made by MS & Co., in its capacity as Calculation Agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or nonoccurrence of market disruption events. These potentially subjective determinations may affect the payout to you upon a call or at maturity, if any. For further information regarding these types of determinations, see “Description of Auto-Callable Securities—Postponement of Determination Dates,” “—Discontinuance of Any Underlying; Alteration of Method of Calculation” and “—Calculation Agent and Calculations” in the accompanying product supplement. In addition, MS & Co. has determined the estimated value of the Securities on the Trade Date.

♦The U.S. federal income tax consequences of an investment in the securities offered by this pricing supplement are uncertain. There is no direct legal authority regarding the proper U.S. federal income tax treatment of the securities, and significant aspects of the tax treatment of the securities are uncertain. In particular, due to the terms of the securities and current market conditions, there is a substantial risk that the securities could be characterized as debt instruments for U.S. federal income tax purposes, in which case the timing and character of income recognized in respect of the securities could be different from those described herein and possibly adverse to certain investors. You should review carefully the section entitled “United States Federal Income Tax Considerations” herein, in combination with the section entitled “United States Federal Taxation” in the accompanying tax supplement, and consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the securities.

Risks Relating to the Underlying

♦The Securities are linked to the Russell 2000® Index and are subject to risks associated with small-capitalization companies. The Russell 2000® Index consists of stocks issued by companies with relatively small market capitalization. These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies and, therefore, the Russell 2000® Index may be more volatile than indices that consist of stocks issued by large-capitalization companies. Stock prices of small-capitalization companies are also more vulnerable than those of large-capitalization companies to adverse business and economic developments, and the stocks of small-capitalization companies may be thinly traded. In addition, small capitalization companies are typically less well-established and less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of personnel. Such companies tend to have smaller revenues, less diverse product lines, smaller shares of their product or service markets, fewer financial resources and less competitive strengths than large-capitalization companies and are more susceptible to adverse developments related to their products.

♦A higher Call Return Rate and/or a lower Downside Threshold may reflect greater expected volatility of the Underlying, and greater expected volatility generally indicates an increased risk of declines in the level of the Underlying and, potentially, a significant loss at maturity. The economic terms for the Securities, including the Call Return Rate and the Downside Threshold, are based, in part, on the expected volatility of the Underlying at the time the terms of the Securities are set. “Volatility” refers to the frequency and magnitude of changes in the level of the Underlying. Higher expected volatility with respect to the Underlying as of the Trade Date generally indicates a greater expectation as of that date that the Final Level of the Underlying could ultimately be less than the Downside Threshold on the Final Observation Date, which would result in a loss of a significant portion or all of the Principal Amount. At the time the terms of the Securities are set, higher expected volatility will generally be reflected in a higher Call Return Rate and/or a lower Downside Threshold, as compared to otherwise comparable securities. Therefore, a relatively higher Call Return Rate, which would increase the upside return if the Securities are automatically called, may indicate an increased risk that the level of the Underlying will decrease substantially, which would result in a significant loss at maturity. In addition, and as described above in "The Securities do not pay interest or guarantee the return of any principal," in general, the higher potential return on the Securities than the return payable on our ordinary debt securities with a comparable maturity indicates the risk that you may not receive a positive return on the Securities and may lose a significant portion or all of your investment. Further, a relatively lower Downside Threshold may not indicate that the Securities have a greater likelihood of a return of principal at maturity. You should be willing to accept the downside market risk of the Underlying and the potential to lose a significant portion or all of your Principal Amount at maturity.

♦Governmental regulatory actions could result in material changes to the composition of the Underlying and could negatively affect your return on the Securities. Governmental regulatory actions, including but not limited to sanctions-related actions by the U.S. or foreign governments, could make it necessary or advisable for there to be material changes to the composition of the Underlying, depending on the nature of such governmental regulatory actions and the Underlying constituent stocks that are affected. If any governmental regulatory action results in the removal of Underlying constituent stocks that have (or historically have had) significant weights within the Underlying, such removal, or even any uncertainty relating to a possible removal, could have a material and negative effect on the level of the Underlying and, therefore, your return on the Securities.

♦Adjustments to the Underlying could adversely affect the value of the Securities. The index publisher of the Underlying is responsible for calculating and maintaining the Underlying. The index publisher may add, delete or substitute the stocks constituting the Underlying or make other methodological changes required by certain corporate events relating to the stocks constituting the Underlying, such as stock dividends, stock splits, spin-offs, rights offerings and extraordinary dividends, that could change the value of the Underlying. The index publisher may discontinue or suspend calculation or publication of the Underlying at any time. In these circumstances, the Calculation Agent will have the sole discretion to substitute a Successor Index that is comparable to the discontinued Index, and is permitted to consider indices that are calculated and published by the Calculation Agent or any of its affiliates. Any of these actions could adversely affect the value of the Underlying, and, consequently, the value of the Securities.

Hypothetical Payments on the Securities at Maturity

The examples below illustrate the payment upon a call or at maturity for a $10 Security on a hypothetical offering of the Securities, with the following assumptions (the actual terms for the Securities are listed on the cover hereof or will be determined on the Trade Date; amounts may have been rounded for ease of reference):

♦Principal Amount: $10

♦Term: 5 years

♦Hypothetical Initial Level: 2,000

♦Hypothetical Call Return Rate: 9.00% per annum. The actual Call Return Rate will be determined on the Trade Date.

♦Hypothetical Call Returns:

Observation Date	Call Return
First Observation Date	9.00%
Second Observation Date	11.25%
Third Observation Date	13.50%
Fourth Observation Date	15.75%
Fifth Observation Date	18.00%
Sixth Observation Date	20.25%
Seventh Observation Date	22.50%
Eighth Observation Date	24.75%
Ninth Observation Date	27.00%
Tenth Observation Date	29.25%
Eleventh Observation Date	31.50%
Twelfth Observation Date	33.75%
Thirteenth Observation Date	36.00%
Fourteenth Observation Date	38.25%
Fifteenth Observation Date	40.50%
Sixteenth Observation Date	42.75%
Final Observation Date	45.00%

♦Observation Dates: Quarterly, beginning on October 18, 2027

♦Hypothetical Downside Threshold: 1,500, which is 75% of the Hypothetical Initial Level

Early Call — Securities are Called following the Second Observation Date

Date	Closing Level	Payment (per Security)
First Observation Date	1,000 (below Initial Level; Securities NOT called)	--
Second Observation Date	2,750 (at or above Initial Level; Securities are called)	$10 + ($10 x Call Return) = $10 + ($10 x 11.25%) = $11.125

The Observation Date Closing Level is below the Initial Level on the first Observation Date (beginning after one year) but above the Initial Level on the second Observation Date and therefore the Securities are called on the second Call Settlement Date. MSFL will pay you on the Call Settlement Date the principal amount of $10.00 plus a Call Return of 11.25% per Security, reflecting the hypothetical Call Return Rate of 9.00% on a per-annum basis. No further amount will be owed to you under the Securities, and you do not participate in the appreciation of the Underlying.

Payment at Maturity

Example 1 — The Final Level is ABOVE the Initial Level; Securities are Called on the Maturity Date

Date	Closing Level	Payment (per Security)
First Observation Date	1,500 (below Initial Level; Securities Not Called)	--
Second Observation Date	1,000 (below Initial Level; Securities Not Called)	--
Third through Sixteenth Observation Dates	Various (all below the Initial Level; Securities Not Called)	--
Final Observation Date	2,900 (at or above Initial Level)	$10 + ($10 x Call Return) = $10 + ($10 x 45.00%) = $14.50 (Payment at Maturity)

The Observation Date Closing Level is below the Initial Level on each of the Observation Dates prior to the Final Observation Date and therefore the Securities are not called prior to maturity. On the Final Observation Date, the Final Level is greater than the Initial Level and therefore MSFL will call the Securities on the Maturity Date and pay you at maturity the principal amount plus the hypothetical Call Return of 45.00% per Security. Investors do not participate in the appreciation of the Underlying.

Example 2 — The Final Level is BELOW the Initial Level but AT OR ABOVE the Downside Threshold

Date	Closing Level	Payment (per Security)
First Observation Date	1,300 (below Initial Level; Securities Not Called)	--
Second Observation Date	1,100 (below Initial Level; Securities Not Called)	--
Third through Sixteenth Observation Dates	Various (all below the Initial Level; Securities Not Called)	--
Final Observation Date	1,600 (below Initial Level, at or above Downside Threshold)	$10

Since the Securities are not called prior to maturity and the Final Level of the Underlying is below the Initial Level but at or above the Downside Threshold, at maturity MSFL will pay you the $10 principal amount per Security.

Example 3 —The Final Level is BELOW the Downside Threshold

Date	Closing Level	Payment (per Security)
First Observation Date	1,620 (below Initial Level; Securities Not Called)	--
Second Observation Date	1,200 (below Initial Level; Securities Not Called)	--
Third through Sixteenth Observation Dates	Various (all below the Initial Level; Securities Not Called)	--
Final Observation Date	600 (below Downside Threshold)	$10 + ($10 x Underlying Return) = $10 + ($10 x -70%) = $3.00 (Payment at Maturity)

Since the Securities are not called prior to maturity and the Final Level of the Underlying is below the Downside Threshold, at maturity MSFL will pay you $3.00 per Security, reflecting a loss of principal proportionate to the full decline in the Final Level from the Initial Level.

The Securities differ from ordinary debt securities in that, among other features, MSFL is not necessarily obligated to repay the full amount of your initial investment. If the Securities are not called, you may lose a significant portion or all of your initial investment. Specifically, if the Securities are not called and the Final Level is less than the Downside Threshold, you will lose 1% (or a fraction thereof) of your principal amount for each 1% (or a fraction thereof) that the Underlying Return is negative. Any payment on the Securities, including any payment upon an automatic call or the Payment at Maturity, is dependent on our ability to satisfy our obligations when they come due. If we are unable to meet our obligations, you may not receive any amounts due to you under the Securities.

United States Federal Income Tax Considerations

You should review carefully the section in the accompanying tax supplement entitled “United States Federal Taxation.” The following discussion, when read in combination with that section, constitutes the full opinion of our counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of the securities offered by this pricing supplement.

Generally, this discussion assumes that you purchased a security for cash in the original issuance at the stated issue price and does not address other circumstances specific to you, including consequences that may arise due to any other investments relating to an underlier. Moreover, as discussed in the section entitled “United States Federal Taxation” in the accompanying tax supplement, we have not attempted to ascertain whether any issuer of any underlier to which the securities relate is a U.S. real property holding corporation or a passive foreign investment company. You should consult your tax adviser regarding these issues, including the effect any circumstances specific to you may have on the U.S. federal income tax consequences of your ownership of a security.

In the opinion of our counsel, which is based on current market conditions, it is reasonable to treat the securities for U.S. federal income tax purposes as prepaid financial contracts that are “open transactions,” as described in the section entitled “United States Federal Taxation—Tax Consequences to U.S. Holders—Program Securities Treated as Prepaid Financial Contracts that are Open Transactions” in the accompanying tax supplement. There is uncertainty regarding this treatment, and the Internal Revenue Service (the “IRS”) or a court might not agree with it. Moreover, because this treatment of the securities and our counsel’s opinion are based on market conditions as of the date of this preliminary pricing supplement, each is subject to confirmation on the pricing date. A different tax treatment could be adverse to you. Generally, if this treatment is respected, (i) you should not recognize taxable income or loss prior to the taxable disposition of your securities (including upon maturity or an earlier redemption, if applicable) and (ii) the gain or loss on your securities generally should be treated as capital gain or loss.

We do not plan to request a ruling from the IRS regarding the treatment of the securities. An alternative characterization of the securities could materially and adversely affect the tax consequences of ownership and disposition of the securities, including the timing and character of income recognized. In particular, due to the terms of the securities and current market conditions, there is a substantial risk that the securities could be characterized as debt instruments for U.S. federal income tax purposes, in which case the timing and character of income recognized in respect of the securities could be different from those described herein and possibly adverse to certain investors. In addition, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. Furthermore, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

Non-U.S. Holders. If you are a Non-U.S. Holder (as defined in the accompanying tax supplement), please also read the section entitled “United States Federal Taxation—Tax Consequences to Non-U.S. Holders—Program Securities Not Treated as Debt Instruments” in the accompanying tax supplement.

As discussed under “United States Federal Taxation—Tax Consequences to Non-U.S. Holders—Dividend Equivalents under Section 871(m) of the Code” in the accompanying tax supplement, Section 871(m) of the Internal Revenue Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. The Treasury regulations, as modified by an IRS notice, exempt financial instruments issued prior to January 1, 2029 that do not have a “delta” of one. Based on certain determinations made by us, we expect that Section 871(m) will not apply to the securities with regard to Non-U.S. Holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. If necessary, further information regarding the potential application of Section 871(m) will be provided in the final pricing supplement for the securities.

We will not be required to pay any additional amounts with respect to U.S. federal withholding taxes.

You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction..

The Russell 2000® Index

The Russell 2000® Index is an index calculated, published and disseminated by FTSE International Limited (“FTSE Russell”), and measures the capitalization-weighted price performance of 2,000 U.S. small-capitalization stocks listed on eligible U.S. exchanges. The Russell 2000® Index is designed to track the performance of the small-capitalization segment of the U.S. equity market. The companies included in the Russell 2000® Index are the middle 2,000 (i.e., those ranked 1,001 through 3,000) of the companies that form the Russell 3000E™ Index. The Russell 2000® Index represents approximately 7% of the U.S. equity market. For additional information about the Russell 2000® Index, see the information set forth under “Russell Indices—Russell 2000® Index” in the accompanying index supplement.

“Russell 2000® Index” and “Russell 3000ETM Index” are trademarks of FTSE Russell. For more information, see “Russell Indices” in the accompanying index supplement.

Historical Information

The following table sets forth the published high and low Closing Levels, as well as the end-of-quarter Closing Levels, of the Russell 2000® Index for each quarter in the period from January 1, 2021 through October 5, 2026. The Closing Level of the Russell 2000® Index on October 5, 2026  was 2,847.136. We obtained the information in the table below from Bloomberg Financial Markets, without independent verification. The historical Closing Levels of the Russell 2000® Index should not be taken as an indication of future performance, and no assurance can be given as to the level of the Russell 2000® Index on any Observation Date, including the Final Observation Date.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/1/2021	3/31/2021	2,360.168	1,945.914	2,220.519
4/1/2021	6/30/2021	2,343.758	2,135.139	2,310.549
7/1/2021	9/30/2021	2,329.359	2,130.680	2,204.372
10/1/2021	12/31/2021	2,442.742	2,139.875	2,245.313
1/1/2022	3/31/2022	2,272.557	1,931.288	2,070.125
4/1/2022	6/30/2022	2,095.440	1,649.836	1,707.990
7/1/2022	9/30/2022	2,021.346	1,655.882	1,664.716
10/1/2022	12/31/2022	1,892.839	1,664.716	1,761.246
1/1/2023	3/31/2023	2,001.221	1,720.291	1,802.484
4/1/2023	6/30/2023	1,896.333	1,718.811	1,888.734
7/1/2023	9/30/2023	2,003.177	1,761.609	1,785.102
10/1/2023	12/31/2023	2,066.214	1,636.938	2,027.074
1/1/2024	3/31/2024	2,124.547	1,913.166	2,124.547
4/1/2024	6/30/2024	2,109.459	1,942.958	2,047.691
7/1/2024	9/30/2024	2,263.674	2,026.727	2,229.970
10/1/2024	12/31/2024	2,442.031	2,180.146	2,230.158
1/1/2025	3/31/2025	2,317.968	1,993.690	2,011.913
4/1/2025	6/30/2025	2,175.035	1,760.710	2,175.035
7/1/2025	9/30/2025	2,467.697	2,166.780	2,436.484
10/1/2025	12/31/2025	2,590.605	2,305.112	2,481.907
1/1/2026	3/31/2026	2,718.765	2,414.006	2,496.374
4/1/2026	6/30/2026	3,024.367	2,512.368	3,024.367
7/1/2026	9/30/2026	3,068.415	2,796.864	2,796.864
10/1/2026	10/5/2026*	2,847.136	2,806.625	2,847.136

*Available information for the indicated period includes data for less than the entire calendar quarter, and, accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only.

The graph below illustrates the performance of the Russell 2000® Index from January 1, 2008 through October 5, 2026, based on information from Bloomberg.

*The dotted line indicates the hypothetical Downside Threshold, assuming the Closing Level of the Underlying on October 5, 2026 were its Initial Level.

Past performance is not indicative of future results

Additional Terms of the Securities

If the terms described in this preliminary pricing supplement are inconsistent with those described in the accompanying product supplement, index supplement, tax supplement or prospectus, the terms described in this preliminary pricing supplement will prevail.

The accompanying product supplement for autocallable securities refers to the Underlying as the “index,” the Initial Level as the “initial index value,” the Closing Level as the “index closing value,” the Trade Date as the “pricing date,” the Observation Dates as “determination dates,” the Final Observation Date as the “final determination date,” the Downside Threshold as the “downside threshold level” and the Call Settlement Dates as the “Early Redemption Dates.”

Index Publisher

FTSE Russell, or any successor thereto.

Closing Level

“Closing Level” on any Index Business Day means, the closing value of the Underlying or any Successor Index reported by Bloomberg Financial Services, or any successor reporting service the Calculation Agent may select, on that Index Business Day. In certain circumstances, the Closing Level for the Underlying will be based on the alternate calculation of the Underlying as described under “—Discontinuance of Any Underlying Index; Alteration of Method of Calculation” in the accompanying product supplement.

The closing value of the Underlying reported by Bloomberg Financial Services may be lower or higher than the official closing value published by the Index Publisher.

Issuer Notice to Registered Security Holders, the Trustee and the Depositary

In the event that the Maturity Date of the Securities is postponed due to a postponement of the Final Observation Date, the Issuer shall give notice of such postponement and, once it has been determined, of the date to which the Maturity Date has been rescheduled (i) to each registered holder of the Securities by mailing notice of such postponement by first class mail, postage prepaid, to such registered holder’s last address as it shall appear upon the registry books, (ii) to the Trustee by facsimile confirmed by mailing such notice to the Trustee by first class mail, postage prepaid, at its New York office and (iii) to The Depository Trust Company (the “Depositary”) by telephone or facsimile confirmed by mailing such notice to the Depositary by first class mail, postage prepaid.  Any notice that is mailed to a registered holder of the Securities in the manner herein provided shall be conclusively presumed to have been duly given to such registered holder, whether or not such registered holder receives the notice.  The Issuer shall give such notice as promptly as possible, and in no case later than (i) with respect to notice of postponement of the Maturity Date, the business day immediately preceding the scheduled Maturity Date and (ii) with respect to notice of the date to which the Maturity Date has been rescheduled, the business day immediately following the Final Observation Date as postponed.

In the event that the Securities are subject to Automatic Call, the Issuer shall, (i) on the business day following the applicable Observation Date, give notice of the Automatic Call and the applicable automatic call payment, including specifying the payment date of the applicable amount due upon the Automatic Call, (x) to each registered holder of the Securities by mailing notice of such Automatic Call by first class mail, postage prepaid, to such registered holder’s last address as it shall appear upon the registry books, (y) to the Trustee by facsimile confirmed by mailing such notice to the Trustee by first class mail, postage prepaid, at its New York office and (z) to the Depositary by telephone or facsimile confirmed by mailing such notice to the Depositary by first class mail, postage prepaid and (ii) on or prior to the Automatic Call Date, deliver the aggregate cash amount due with respect to the Securities to the Trustee for delivery to the Depositary, as holder of the securities.  Any notice that is mailed to a registered holder of the Securities in the manner herein provided shall be conclusively presumed to have been duly given to such registered holder, whether or not such registered holder receives the notice. This notice shall be given by the Issuer or, at the Issuer’s request, by the Trustee in the name and at the expense of the Issuer, with any such request to be accompanied by a copy of the notice to be given.

The Issuer shall, or shall cause the Calculation Agent to, (i) provide written notice to the Trustee and to the Depositary of the amount of cash, if any, to be delivered with respect to the Securities, on or prior to 10:30 a.m. (New York City time) on the business day preceding the Maturity Date, and (ii) deliver the aggregate cash amount due with respect to the Securities, if any, to the Trustee for delivery to the Depositary, as holder of the Securities, on or prior to the Maturity Date.

Additional Information About the Securities

Use of Proceeds and Hedging

The proceeds from the sale of the Securities will be used by us for general corporate purposes. We will receive, in aggregate, $10 per Security issued, because, when we enter into hedging transactions in order to meet our obligations under the Securities, our hedging counterparty will reimburse the cost of the Agent’s commissions. The costs of the Securities borne by you and described on page 2 above comprise the Agent’s commissions and the cost of issuing, structuring and hedging the Securities. See also “Use of Proceeds” in the accompanying prospectus.

On or prior to the Trade Date, we will hedge our anticipated exposure in connection with the Securities, by entering into hedging transactions with our affiliates and/or third party dealers. We expect our hedging counterparties to take positions in the constituent stocks of the Index, in futures or options contracts on the Index or the constituent stocks of the Index, as well as in other instruments related to the Index that they may wish to use in connection with such hedging. Such purchase activity could potentially increase the Initial Level, and, as a result, the level at or above which the Underlying must close on any Observation Date for the Securities to be called, or the Downside Threshold, which, if the Securities are not called, is the level at or above which the Underlying must close on the Final Observation Date so that you do not suffer a significant loss on your initial investment in the Securities. In addition, through our affiliates, we are likely to modify our hedge position throughout the life of the Securities, including on the Final Observation Date, by purchasing and selling the Underlying, futures or options contracts on the Underlying, or any other securities or instruments that we may wish to use in connection with such hedging activities, including by purchasing or selling any such securities or instruments on the Final Observation Date. As a result, these entities may be unwinding or adjusting hedge positions during the term of the Securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the Final Observation Date approaches. We cannot give any assurance that our hedging activities will not affect the value of the Underlying, and, therefore, affect the value of the Securities, whether the Securities are called, or the payment you will receive at maturity, if any, if the Securities are not called.

Supplemental Plan of Distribution; Conflicts of Interest

MS & Co. will act as the agent for this offering. We will agree to sell to MS & Co., and MS & Co. will agree to purchase, all of the Securities at the issue price less the underwriting discount indicated on the cover of this document. UBS Financial Services Inc., acting as dealer, will receive from MS & Co. a fixed sales commission of $0.25 for each Security it sells.

MS & Co. is our affiliate and a wholly owned subsidiary of Morgan Stanley, and it and other affiliates of ours expect to make a profit by selling, structuring and, when applicable, hedging the Securities. When MS & Co. prices this offering of Securities, it will determine the economic terms of the Securities, including the Call Return Rate, such that for each Security the estimated value on the Trade Date will be no lower than the minimum level described in “Additional Information about Morgan Stanley, MSFL and the Securities” on page 2.

MS & Co. will conduct this offering in compliance with the requirements of Rule 5121 of the Financial Industry Regulatory Authority, Inc. (“FINRA”), regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.

In order to facilitate the offering of the Securities, the agent may engage in transactions that stabilize, maintain or otherwise affect the price of the Securities. Specifically, the agent may sell more Securities than it is obligated to purchase in connection with the offering, creating a naked short position in the Securities, for its own account. The agent must close out any naked short position by purchasing the Securities in the open market. A naked short position is more likely to be created if the agent is concerned that there may be downward pressure on the price of the Securities in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the agent may bid for, and purchase, the Securities or the constituent stocks of the Underlying in the open market to stabilize the price of the Securities. Any of these activities may raise or maintain the market price of the Securities above independent market levels or prevent or retard a decline in the market price of the Securities. The agent is not required to engage in these activities, and may end any of these activities at any time. An affiliate of the agent has entered into a hedging transaction with us in connection with this offering of Securities. See “—Use of Proceeds and Hedging” above.